EXHIBIT 10.6

20 William Street, Suite 310 Wellesley, MA 02481 781-304-1800 phone 781-304-1701 fax www.stream.com

December 29, 2008

Mr. Robert Dechant

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Dear Bob:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, Stream Global Services, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the employment agreement dated as of August 7, 2008 by and between the Company and you (the “Agreement”) as follows:

1.	Section 3.2, second paragraph, is amended by deleting the period at the end of the first sentence and inserting, “with the catch up amount to be paid within the two and one-half months following the end of the annual period with respect to which the commission is being paid.”

2.	Clause (B) of Section 5.2(a)(i) and Clause (B) of Section 5.2(a)(ii) are amended by inserting at the end “provided that the vesting shall not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B).”

3.	Section 5.2(a)(ii) is amended by inserting at the end of the paragraph the following:

“The provisions of Clauses (A) and (B) of this Section 5.2(a)(ii) (the “Enhanced Benefits”) shall apply to situations covered by Section 5.2(a)(ii) unless the Compensation Committee of the Board of Directors determines in good faith that increasing the compensation in the manner provided in the Enhanced Benefits would likely violate Section 409A. If applying the Enhanced Benefits would likely violate Section 409A, the applicable Clause (A) or (B) under Section 5.2(a)(i) will apply instead, unless the Compensation Committee determines that the likely violation can be avoided by limiting the situation in which the Enhanced Benefits apply as follows: for (x) for Clause (A) of the Enhanced Benefits, the termination of employment follows the Change in Control and the Change in Control is a 409A Change in Control Event and (y) for Clause (B) of the Enhanced Benefits, either the condition just stated in (x) is true or the compensation being vested or accelerated is not subject to Section 409A. A “409A Change in Control Event” is a Change in Control that also satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5).”

4.	Section 10(c) is amended by inserting at the end the following:

“This Section 10(c) will, among other sections, apply to payments and reimbursements of expenses under Sections 3.3, 3.6, and 3.7.

The Company will pay or reimburse business expenses in accordance with its policies but, assuming proper substantiation, no later than the last day of the calendar year following the calendar year in which the relevant expense was incurred.

5.	Section 10(d) is amended by inserting at the end the following:

“Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder is determined not to comply with Section 409A, then neither the Company, its Board, nor any of its designees, agents, or employees will be liable to the Executive or any other person for any actions, decisions, or determinations made under the Agreement or for any resulting adverse tax consequences.”

Further, the Company and you desire to make the following additional changes:

Section 7 of the Agreement is amended to add the following language as a new paragraph at the end of the section:

“Notwithstanding anything to the contrary in this Agreement, an event or occurrence set forth in any one or more of sections (a) through (d) above shall not be deemed a Change in Control if, after such event or occurrence, R. Scott Murray remains the Chairman and Chief Executive Officer of the Company (or its successor) and remains in that role for at least twelve months following such appointment.”

Section 3.2 of the Agreement is amended to replace the $60 million Adjusted EBITDA target for earning a bonus at the full target level for the fiscal year ended December 31, 2009 with a $50 million Adjusted EBITDA target. This section is further amended such that, if the Company achieves between 80% and 100% of its target Adjusted EBITDA, the Executive shall receive a pro rata portion (from 0-100%) of his target bonus.

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

STREAM GLOBAL SERVICE, INC.

By:	/s/ R. Scott Murray
R. Scott Murray
Chairman and Chief Executive Officer

Acknowledged and agreed:

/s/ Robert Dechant
Robert Dechant

Date